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                                                                   EXHIBIT 10.12

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                     BETWEEN

                              SERCAP HOLDINGS, LLC

                                       AND

                               LAWRENCE STUMBAUGH

                          EFFECTIVE AS OF JULY 10, 2002

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                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") by and between SERCAP HOLDINGS, LLC and its successors and assigns ("Company"), and Lawrence Stumbaugh ("You" or "Your") (collectively referred to as the "Parties" and each, as a "Party"), is entered into and effective as of the ____day of ___________, 2002 (the "Effective Date").1

      WHEREAS, You are currently employed as Chief Executive Officer and President of the Company and its Affiliate, AA Holdings, LLC, and the operating Affiliates thereof (each of which Affiliates is included in the definition of "Company");

      WHEREAS, the Company desires that You continue to serve as Chief Executive Officer and President of the Company performing such duties as may be delegated by the Chairman of the Board of Directors of the Company (the "Board of Directors") from time to time, and You desire to continue said employment;

      WHEREAS, Your position is a position of trust and responsibility and the Trade Secrets, Confidential Information and the relationship between the Company and each of its Employees, are valuable assets of the Company and may not be used for any purpose other than the Business;

      WHEREAS, the Company has agreed to continue to employ You in exchange for Your compliance with the terms of this Agreement;

      WHEREAS, the Company and You desire to express the terms and conditions of Your continued employment in this Agreement.

      NOW, THEREFORE, the Parties agree:

      1. Employment and Duties.

            A. Each Company shall continue to employ You as Chief Executive Officer (CEO) and President in accordance with the terms and conditions set forth in this Agreement. You accept employment on the terms set forth herein. You shall report to the Chairman of the Board of Directors. You shall also serve as a member of the Board of Directors of the Company for so long as you serve as the CEO and President of the Company.

            B. You shall have such duties as are consistent with Your position, as designated by the Chairman of the Board of Directors from time to time, and as may otherwise be assigned to You by the Chairman of the Board of Directors from time to time.

            C. You agree that You shall at all times faithfully and to the best of Your ability and experience perform all of the duties that may be required of You pursuant to the terms of this Agreement. You shall devote Your full business time to the performance of Your obligations hereunder. You shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of Your obligations under this Agreement without the express written consent of the Board of Directors.

            D. Fiduciary Duties. As an officer and director of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your duties in a manner that is in the best interests of the Company.

      2. Compensation.

            A. Base Salary. During the term of this Agreement, the Company will pay You a base salary at the rate of $175,000 per year ("Base Salary"), minus applicable withholdings, in accordance with the Company's normal payroll practices. Your Base Salary may be increased annually at the discretion of the Board of Directors based upon Your performance and the Company's performance.

            B. Bonus. During the term of this Agreement, You will be eligible to receive a bonus if Your performance and the Company's performance meets certain criteria established from year to year by the Chairman, Board of Directors or a designated committee thereof, in consultation with you (the "Bonus"). Any bonus earned shall be paid within 60 days after the end of the calendar year for which the Bonus is to be paid. You will not receive the Bonus if, for any reason, You

-----------
(1) Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the "Definitions" section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of "Agreement."

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are not employed on the last day of the calendar year for which the Bonus is to be paid. The Bonus will be subject to all applicable withholdings.

            C. Stock Options.

      You will be eligible to participate in the Company's stock option plan, if any, as adopted from time to time.

            D. Executive Benefits. You shall be entitled to participate in all benefit plans as shall be in effect for all executive level personnel or applicable generally to employees of the Company from time to time, subject to the terms and conditions of such plans and programs.

      3. Term. Your employment hereunder shall be terminable at will by either You or the Company at any time upon notice as hereinafter provided. The term of this Agreement, from the date hereof until terminated, shall be referred to as the "Term."

      4. Termination of Employment. Notwithstanding the provisions of Section 3 hereof, Your employment shall terminate under the following circumstances:

            A. Death. In the event of Your death during the Term, Your employment hereunder shall immediately and automatically terminate.

            B. Disability. The Company may terminate Your employment hereunder, upon notice to You, in the event that You becomes disabled during Your employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, are unable to perform substantially all of Your duties and responsibilities hereunder for one hundred twenty (120) days during any period of three hundred and sixty-five
(365) consecutive calendar days. The Board may designate another employee to act in Your place during any period of Your disability. Notwithstanding any such designation, You shall continue to receive the Base Salary in accordance with
Section 2A hereof and benefits in accordance with Section 2D to the extent permitted by the then-current terms of the applicable benefit plans, until You become eligible for disability income benefits under any disability income insurance plan provided You by the Company or until the termination of Your employment, whichever shall first occur. While receiving disability income payments under any disability income plan, You shall be entitled to receive a portion of your Base Salary under Section 2A hereof, sufficient to provide total compensation (disability payments plus portion of Base Salary) equal to your Base Salary immediately prior to the disability and, in addition, you shall continue to participate in Company benefit plans in accordance with Section 2D and the terms of such plans, until the termination of Your employment. If any question shall arise as to whether during any period You are disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of Your duties and responsibilities hereunder, You may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to which You or Your duly appointed guardian has no reasonable objection to determine whether You are so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and You shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on You.

            C. By the Company for Cause. The Company may terminate Your employment hereunder for Cause, as reasonably determined by the Chairman of the Board of Directors, at any time upon notice to You setting forth in reasonable detail the nature of such Cause; provided that, prior to such termination, the Board of Directors shall provide You notice and an opportunity, within fifteen
(15) business days of such notice (in addition to any notice and cure period provided in the definition of "Cause", or such longer period as the parties may agree), for You to be heard by the Chairman prior to his final determination as to whether or not Cause exists. The Chairman may elect to place You on unpaid administrative leave at the time of such notice and pending the final determination by the Board of Directors. If Cause is not found to exist, you will be reinstated and paid Your Base Salary for the period of administrative leave.

            D. By the Company other than for Cause. The Company may terminate Your employment hereunder other than for Cause at any time upon ninety (90) days' notice to You.

            E. By You. You may terminate Your employment hereunder for any reason upon ninety (90) days' notice to the Company.

      5. Post Termination Payment Obligations.

            A. Upon termination of this Agreement for any reason, the Company will pay You all accrued but unpaid wages, based on Your then current Base Salary, through the termination date. Except as otherwise expressly provided in Sections 5B and C hereof, the Company shall have no other obligations to You. In any event, You shall continue to be bound by

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Sections 8, 9, and 10 hereof and all other of Your post-termination obligations to the Company and its Affiliates, whether pursuant to this Agreement or otherwise.

            B. If the Company terminates your employment other than for Cause in accordance with Section 4D: (i) The Company will pay You a separation payment equal to twenty-four (24) months of Your then current Base Salary plus most recent bonus, to be paid monthly over a period of twenty-four (24) months in accordance with the Company's regular payroll practices; and commencing on the Company's next regular payday following the effective date of termination; and
(ii) the Company will reimburse Your COBRA premium under the Company's major medical group health plan on a monthly basis for a period of twenty-four (24) months following the date Your employment terminates or, if less, until you become eligible to participate in the group health plan of another employer.

            C. If you terminate your employment with the Company for any reason, then (i) the Company will pay you a separation benefit equal to three (3) months of Your monthly Base Salary at the time of termination payable over the next ensuing three (3) months in accordance with the Company's regular payroll practices, commencing on the Company's next regular payday following the effective date of termination; and (ii) the Company will reimburse Your COBRA premium under the Company's major medical group health plan on a monthly basis for a period of three (3) months following the date Your employment terminates or, if less, until you become eligible to participate in the group health plan of another employer.

            D. The separation payments and benefits set forth in Section 5B and 5C shall constitute full satisfaction of the Company's obligations under this Agreement for termination of your employment other than for Cause. Further, the Company's obligations to provide the payments or any of the other benefits set forth in Section 5B and 5C shall be conditioned upon Your:

            (a) Execution of an effective Separation & Release Agreement in a form prepared by the Company by which You release the Company and its Affiliates from any and all liability and claims of any kind;

            (b) Compliance with the restrictive covenants contained in Sections 8 A and B and all other post-termination obligations which you owe to the Company and its Affiliates, including but not limited to the obligations contained in this Agreement; and

            (c) Prompt notification of the Company if you become eligible for coverage under the group health plan of another employer at any time within twenty-four (24) months following the date your employment with the Company ends and Your prompt reimbursement of the Company for any excess premium contributions made by the Company hereunder.

If You do not execute an effective Separation & Release Agreement as set forth above, the Company will not be obliged to provide any payments or benefits to You as set forth in Section 5B and 5C. All of your post-termination obligations, including without limitation under Section 8 of this Agreement, however, will nonetheless remain in full force and effect. The Company's obligation to provide the separation payments and/or benefits set forth in Section 5B and 5C shall terminate immediately upon any breach by You of any post-termination obligations to which You are subject.

            E. If your employment is terminated for Cause, the Company shall have no post-termination obligation to you other than as set forth in Section 5A above.

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      6. Set-Off. If You have any outstanding obligations to the Company at the time this Agreement terminates for any reason, You acknowledge and agree that the Company is authorized to deduct any amounts owed to the Company from Your final paycheck and/or from any amounts that would otherwise be due to You under this Agreement, including Section 5 A, B and C above.

      7. Books and Records and Other Company Property. You agree that all files, documents, records, customer lists, books and other materials, in any media, which come into Your use or possession during your employment or any other associations with the Company or any of its Affiliates or any predecessors of the foregoing and which are in any way related to the business, present or otherwise, of the Company or any of its Affiliates shall at all times remain the property of the Company, and that upon request by the Company or upon the termination of this Agreement for any reason, You shall immediately surrender to the Company all such property and copies thereof as well as all other property of the Company and its Affiliates.

      8. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.

            A. Trade Secrets and Confidential Information.

                  (i) You represent and warrant that: (a) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or otherwise complying with this Agreement, and (b) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party. You agree not disclose to or use on behalf of the Company or its Affiliates, or induce the Company or any of its Affiliates to use, any confidential proprietary information of any previous employer of Yours or other third party without that party's consent.

                  (ii) You agree that all Trade Secrets and other Confidential Information which You create or to which You have access as a result of Your employment and other associations with the Company and its Affiliates is and shall remain the sole and exclusive property of the Company and its Affiliates. You agree that, except as required for the proper performance of Your duties for the Company or as expressly authorized in writing in advance by the Board of Directors or its designee, or as required by applicable law, You will not, during the term and for a period of three (3) years after termination of the Term, directly or indirectly, use or disclose or reverse engineer any Trade Secrets or other Confidential Information. You agree that You will not, directly or indirectly, destroy, delete, or alter any Trade Secrets or other Confidential Information, unless expressly authorized in writing in advance by the Board of Directors or its designee. You understand and agree that these restrictions shall continue to apply for a period of five (5) years after the termination of Your employment or this Agreement, howsoever caused. Further, You agree to provide prompt notice to the Company of any required disclosure of any Trade Secrets or other Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Trade Secrets and other Confidential Information prior to any such disclosure.

                  (iii) The confidentiality, property, and proprietary rights protections provided to the Company and its Affiliates in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company and its Affiliates are entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws and laws concerning fiduciary duties and duties of loyalty.

            B. Non-Recruit of Employees. During the Restricted Period, You will not directly or indirectly hire, employ or attempt to hire or employ any Employee, assist in such hiring by any Person or solicit, recruit, encourage or induce any Employee to terminate his or her relationship with the Company or any of its Affiliates or to provide services to any Person whether or not engaged in business that is competitive with the Business.

      9. Work Product.

            A. You hereby assign and agree in the future to assign to the Company (or as otherwise directed by the Company) Your full right, title and interest in and to all Work Product. You agree to provide, at the Company's request, all

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further cooperation which the Company determines is necessary or desirable to accomplish the complete transfer of the Work Product and all associated rights to the Company, its successors, assigns and nominees, and to ensure the Company the full enjoyment of the Work Product including without limitation executing further applications both domestic and foreign, specifications, oaths, assignments, consents, releases, government communications and other commercially reasonable documentation, responding to corporate diligence inquiries, and providing good faith testimony by affidavit, declaration, deposition, in-person or other proper means, in support of any effort by the Company to establish, perfect, defend, or otherwise enjoy, in this or any foreign country, its rights acquired pursuant to this Agreement through prosecution of governmental filings, regulatory proceedings, litigation or other means.

            B. You shall maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Work Product.

      10. Release. During Your employment and after Your employment with the Company ends, You consent to the Company's use of Your image, likeness, voice, or other characteristics in the Company's products or services.

      11. Injunctive Relief. You agree that if You breach any provision of Sections 7, 8, 9, and/or 10 of this Agreement: (i) the Company and its Affiliates would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company and its Affiliates, and (iii) if the Company or any of its Affiliates seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company or any of its Affiliates has an adequate remedy at law with respect to the breach, (b) require that the Company or any of its Affiliates to submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company or any of its Affiliates to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

      12. Enforcement of Covenants. The Parties expressly agree that, in the event that any provision of Sections 8, and/or 9 of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

      13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      14. Waiver. Either Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach. A waiver shall only be effective if signed by the waiving party which, in the case of the Company, shall be a Company representative expressly authorized by the Chairman of the Board of Directors.

      15. Entire Agreement. This Agreement, including Exhibit A hereto, which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. You acknowledge that, in accepting this Agreement, You have not relied on any representation, promise or agreement other than those set forth expressly herein.

      16. Amendments. This Agreement may not be amended or modified except in writing signed by You and a Company representative expressly authorized by the Chairman of the Board of Directors.

      17. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation Your obligations under Sections 8, 9, 10 and 11 hereof.

      18. Governing Law. The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

      19. No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one of the Parties drafted the Agreement, or some portion thereof, shall not be used in its interpretation.

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      20. Headings and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      21. Notice. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a national overnight courier service for delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Parties as set forth below or to such other address as either Party may specify by notice to the other actually received.

      To Company:                           Sercap Holdings, LLC
                                            3535 Piedmont Road, N.E.
                                            Suite 440
                                            Atlanta, GA 30305

                                            Attention: Guy W. Millner

      To Executive:                         Lawrence Stumbaugh
                                            1033 Fairway Estates
                                            Atlanta, Georgia 30319

      22. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement may be brought in the Superior Court of Fulton County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division, or any state or federal court in any jurisdiction in which You work or reside or in which the Company has its headquarters. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts. You agree to accept service of process by registered or certified mail or the equivalent directed to Your last known address on the books of the Company or by whatever other means are permitted by such court.

      23. Affirmation. YOU acknowledge that YOU HAVE carefully read this Agreement, YOU know and understand its terms and conditions, and YOU HAVE had the opportunity to ask the Company any questions YOU may have had prior to signing this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement under seal as of the day and year first above written.

                         COMPANY:

                         SERCAP HOLDINGS, LLC

                         By: /s/Guy W. Millner
                             --------------------------------------------------
                             Guy W. Millner, Chairman of the Board of Directors

                         Date: 7/10/2002

                         EXECUTIVE:

                             /s/ Lawrence Stumbaugh
                             ----------------------------------------------
                             Lawrence Stumbaugh

                         Date: 7/10/2002

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                                    EXHIBIT A

                                   DEFINITIONS

A. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

B. "Business" means the business of the Company and its Affiliates, which includes the business of investing in and/or operating various types of businesses, including without limitation the business of retail and wholesale of non-standard automobile insurance products and related activities, and other business activities now or hereafter engaged in by the Company .

C. "Cause" means (i) Your material breach of this Agreement, which, if susceptible to cure, has not been cured by You within fifteen (15) business days after receipt by You of written notice from the Company of such breach; (ii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or (iii) commission of a felony or other crime involving moral turpitude.

D. "Confidential Information" means any and all confidential information of the Company and its Affiliates that is not generally known by those with whom they compete or do business, or with whom they plan to compete or do business, and any and all confidential information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure or (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

E. "Employee" means any person who (i) is employed by the Company or any of its Affiliates at the time Your employment with the Company ends, or (ii) was employed by the Company or any of its Affiliates during the last year of Your employment with the Company (or during Your employment if employed less than a year).

F. "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

G. "Restricted Period" means the time period during Your employment with the Company and for the twenty-four (24) month period immediately following the termination of Your employment with the Company.

H. "Trade Secrets" shall have the meaning ascribed to that term under The Georgia Trade Secrets Act of 1990, as amended from time to time, or any successor law.

I. "Work Product" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by You (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Your employment that relate to either the Business of the Company or any of its Affiliates or that make use of Confidential Information or any of the resources, assets or facilities of the Company or any of its Affiliates.